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                                                                     EXHIBIT 3.8
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 VIRTGAME CORP.
                             A DELAWARE CORPORATION


         The undersigned, Bruce A. Merati, hereby certifies that:

         1. He is the duly elected and acting President and Secretary of VirtGame Corp., a Delaware corporation (the "Corporation").

         2. The Corporation, in its Certificate of Incorporation, has authorized 10,000,000 shares of preferred stock, none of which has been issued as of the date of this Certificate of Designations.

         3. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted substantially the following recital and resolution:

         WHEREAS, Article 4 of the Certificate of Incorporation of the Corporation, as amended, authorizes this Corporation to issue 10,000,000 shares of preferred stock, $.00001 par value per share, issuable from time to time in one or more series (the "Preferred Stock").

         RESOLVED, the Board of Directors hereby determines that it is in the best interests of this Corporation to designate 3,300 shares of Series A Preferred Stock upon the following terms and conditions:

         Section 1. DESIGNATION. The first series of Preferred Stock shall be designated and known as "Series A Preferred Stock." The number of authorized shares constituting such Series shall be 3,300. The Series A Preferred Stock shall have a par value of $.00001 per share.

         Section 2. DEFINITIONS. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

                  "CLOSING DATE" shall mean July 11, 2003.

                  "COMMON STOCK" shall mean the Company's $.00001 par value common stock.

                  "COMMON STOCK PRICE PER SHARE" shall mean $0.33.

                  "CONVERSION PRICE" shall mean $0.38 per share of Series A Preferred Stock, subject to adjustment per Section 7.

                  "FAIR MARKET VALUE OF THE COMMON STOCK" means (i) if the Common Stock is traded on a securities exchange, the closing price of the Common Stock on each trading day over which the Fair Market Value of the Common Stock is being determined, (ii) if the Common Stock is traded over-the counter, the average of the closing bid prices quoted on the NASDAQ system (or similar

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system) on each trading day over which the Fair Market Value of the Common Stock is being determined, or (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, then the Fair Market Value determined by the Corporation's Board of Directors in good faith.

                  "JUNIOR STOCK" shall mean any capital stock of the Corporation, including without limitation the Common Stock, ranking junior to the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preferences, rights and powers.

                  "LIQUIDATION PREFERENCE" shall mean $1,000.00 per share of Series A Preferred Stock.

                  "PARITY STOCK" shall mean any capital stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to dividends, distributions in liquidation and all other preferences, rights or powers.

                  "PERSON" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "SENIOR STOCK" shall mean any capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

         Section 3. RANKING. The Series A Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized.

         Section 4. DIVIDENDS. If any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and the Series A Preferred Stock. The holders of Series A Preferred Stock shall receive a dividend in an amount that would be payable to such holders assuming that such shares had been converted, on the record date for determining the stockholders of the Corporation entitled to receive payment of such dividends, into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible as provided in Section 7.

         Section 5. VOTING RIGHTS.

                  (a) GENERAL. Except as otherwise required by law or provided in this Section 5, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted on the record date for the vote or written consent of stockholders and shall have


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voting rights and powers equal to the voting rights and powers of the Common
Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded up to the nearest whole number.

                  (b) OPTION APPROVAL RIGHTS. As long as there are not less than 750 shares of Series A Preferred Stock outstanding, the Corporation shall be required to obtain the prior approval of the holders of the then outstanding shares of Series A Preferred Stock, voting as a separate class, in order to (1) grant or issue during any successive twelve (12) month period Common Stock purchase warrants, options, rights or the like entitling their holders to acquire upon exercise in excess of 750,000 shares of Common Stock (as proportionately adjusted for splits, combinations, stock dividends or recapitalizations of the Common Stock and the like), or (2) grant or issue any Common Stock purchase warrants, options, rights or the like having an exercise price less than the higher of (A) 85% of the Fair Market Value of the Common Stock on the date of issue or grant, or (B) the Common Stock Price Per Share then in effect.

                  (c) SERIES VOTING RIGHTS. Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series A Preferred Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Certificate of Incorporation or this Certificate of Designations so as to affect the shares of Series A Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock, or (5) authorize or approve any matter subject to subpart (b) of this Section 5.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock may be made, the holder of each share of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid dividends pursuant to Section 4. After payment or setting apart of payment of the Series A Preferred Stock preference, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation pro rata based upon the number of shares of Common Stock held.

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                  (b) PRO RATA ALLOCATION. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution shall be distributed first to the holders of the Series A Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

         Section 7. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

                  (a) RIGHT TO CONVERT. The outstanding shares of Series A Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment as set forth in this Section 7.

                  (b) NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION. The number of shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series A Preferred Stock to be converted.

                  (c) ANTIDILUTION ADJUSTMENTS. The Conversion Price of the Series A Preferred Stock shall be adjusted from time to time in certain cases as follows:

                           (i) PRICE PROTECTION ADJUSTMENT. If, at any time
during the two (2) year period immediately following the Closing Date, the Corporation shall issue (or, pursuant to Section 7(c)(i)(A)(z) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for cash consideration per share ("New Price") less than the Common Stock Price Per Share (as adjusted for splits, combinations, stock dividends, recapitalizations of the Common Stock and the like) in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 7(c) (ii) or (iii)), the Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Section 7(c)) be adjusted to a price equal to 115% of the New Price, unless such price as adjusted would be equal to or greater than the Conversion Price then in effect in which case the Conversion Price will not be adjusted.

                                    (A) For purposes of any adjustment of the
Conversion Price pursuant to this clause (i), the following provisions shall be applicable:

                                             (x) In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

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                                            (y) In the case of the issuance of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value of the Common Stock on the closing date of the issuance.

                                            (z) In the case of the issuance of
(i) options to purchase or rights to subscribe for Common Stock,
(ii) securities by their terms convertible into or exchangeable for Common Stock, or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                                     (1) the aggregate maximum
number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (x) and (y) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                                     (2) the aggregate maximum
number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (x) and (y) above);

                                                     (3) on any change in the
number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                                     (4)      on the expiration
of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

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                                    (B) "Excluded Stock" shall mean:

                                            (w) all shares of Common Stock
issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware;

                                            (x) all shares of Series A Preferred
Stock issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware and the Common Stock into which the shares of Series A Preferred Stock are convertible;

                                            (y) all shares of Common Stock
issuable upon exercise or conversion of any Common Stock purchase options, warrants, rights or the like issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware; and

                                            (z) all shares of Series A Preferred
Stock and warrants, and shares of Common Stock issuable upon their conversion or exercise, sold pursuant to the Corporation's Private Placement Memorandum dated April 14, 2003, as amended, including all securities issuable as placement agent compensation.

                           (ii) DIVIDEND, SUBDIVISION, COMBINATION. If the
Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the Conversion Price in effect at the time of the record date for such dividend or at the effective date of such subdivision or combination shall be proportionally adjusted such that the adjusted price will permit the number of shares of Common Stock into which the Series A Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision or combination. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to the record date of such dividend.

                           (iii) REORGANIZATION AND RECLASSIFICATION ADJUSTMENT.
If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

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                           (iv) DE MINIMIS ADJUSTMENTS. No adjustment of the
Conversion Price shall be made if the amount of such adjustment would result in a change in the Conversion Price per share of less than $.01 but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Conversion Price in excess of $.01 per share. All calculations under this Section 7(c) shall be made to the nearest cent, or the nearest 1/100th of a share, as the case may be. If the Corporation shall, at any time or from time to time, issue Common Stock by way of dividends on any stock of the Corporation or subdivide or combine the outstanding shares of the Common Stock, such amount of $.01 (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this clause) shall forthwith be proportionately increased in the case of a combination or decreased in the case of a subdivision or stock dividend so as appropriately to reflect the same. Notwithstanding the provisions of the first sentence of this Section 7(c)(iv), any adjustment postponed pursuant to this
Section 7(c)(iv) shall be made no later than the earlier of (a) two years from the date of the transaction that would, but for the provisions of the first sentence of this Section 7(c)(iv), have required such adjustment and (b) the date of any conversion of the shares of Series A Preferred Stock.

                           (v) FRACTIONAL SHARES. Notwithstanding any other
provision of this Certificate of Designations, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares of Common Stock, the Corporation shall pay therefore, at the time of any conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Conversion Price then in effect.

                  (d) MECHANICS OF CONVERSION. The option to convert shall be exercised by surrendering for such purpose to the Corporation, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, along with a written instrument signed by the record holder of the certificate(s) evidencing the holder's election to convert. At the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such person.

                  (e) CERTIFICATE AS TO ADJUSTMENTS. Whenever the Conversion Price or the securities or other property deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the shares of Series A Preferred Stock and the Common Stock, a certificate, signed by the Chairman of


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the Board, Chief Executive Officer or one of the Vice Presidents of the
Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the adjusted Conversion Price and the securities or other property deliverable per share of Series A Preferred Stock calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                  (f) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock, the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

                  (g) NO CONVERSION CHARGE OR TAX. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

         Section 8. REDEMPTION OF SERIES A PREFERRED STOCK.

                  (a) CONDITIONS FOR REDEMPTION. The Corporation shall not have the right to redeem the Series A Preferred Stock during the first two (2) years following the Closing Date. Thereafter, the Corporation shall have the right to redeem for cash, out of funds legally available therefor, each share of Series A Preferred Stock at any time that the average Fair Market Value of the Common Stock over the five (5) consecutive trading days preceding the notice of redemption equals or exceeds 300% of the Common Stock Price Per Share. Redemptions pursuant to this Section 8(a) shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable in accordance with Section 4 hereof on each share of Series A Preferred Stock to be redeemed.

                  (b) MECHANICS OF REDEMPTION. The Corporation shall give written notice of its intention to redeem the Series A Preferred Stock as provided herein, to each holder thereof, which notice shall specify (i) the total number of shares of Series A Preferred Stock being redeemed; (ii) the number of shares of Series A Preferred Stock held by the holder which the Corporation intends to redeem; (iii) the date of redemption (which shall be at least 60 days from the date of mailing of such notice by the Corporation); and
(iv) the redemption price. The Corporation shall not give written notice of its intention to redeem unless the Corporation has available cash in an amount equal to or greater than the redemption amount. Any notice required by the provisions of this Section 8 to be given to the holders of shares of the Series A Preferred


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Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books. Upon the Corporation's issuance of its intent to redeem the Series A Preferred Stock, each holder of Series A Preferred Stock shall continue to be entitled to convert his Series A Preferred Stock pursuant to Section 7 provided that he satisfies the conditions of Section 7(d) prior to the date of redemption. On or after the date of redemption, each holder of Series A Preferred Stock shall surrender his certificate for the number of shares to be redeemed as stated in the notice provided by the Corporation. The Corporation shall remit payment of the redemption price within three (3) business days of its receipt of the certificates evidencing the redeemed shares. Dividends will cease to accumulate on shares of Series A Preferred Stock called for redemption.

                  (c) FUNDS AVAILABLE FOR REDEMPTION. For the purpose of determining whether funds are legally available for redemption of shares of Series A Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on the redemption date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series A Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption first of the Series A Preferred Stock pro rata according to the total redemption amount owed to each holder of Series A Preferred Stock as of the redemption date. The redemption requirements provided hereby shall be continuous, so that if such requirement shall not be fully discharged, funds legally available shall be applied therefor until such requirements are fully discharged in accordance with the preceding sentence.

         Section 9. NOTICE OF CERTAIN EVENTS. In case the Corporation shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated result in the mandatory conversion of shares of Series A Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Series A Preferred Stock via first class mail at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify
(1) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten
(10) business days prior to the applicable record, determination or effective date, specified in such notice.

         Section 10. CERTAIN REMEDIES. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

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

         Section 11. METHOD OF ELECTION. For purposes of this Certificate of Designations, any election required or allowed to be made by the majority of the holders of Series A Preferred Stock shall be effective upon receipt by the Company of the written consent of a majority of such holders.

         Section 12. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         The undersigned, Bruce A. Merati, President and Secretary of VirtGame Corp., hereby declares and certifies under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

         Executed at San Diego, California on July 10, 2003.



                                                     ---------------------------
                                                     BRUCE A. MERATI,
                                                     President and Secretary



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



STATE OF CALIFORNIA        )
                           ) SS.
COUNTY OF SAN DIEGO        )



         On ___________________, before me, ______________________, Notary
Public, personally appeared Bruce A. Merati, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.



                                                     ---------------------------
                                                     Notary Public
(Seal)




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